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                                                                 Exhibit (d)3.11
                                LETTER AGREEMENT

State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 10 of the Yield Calculation Services Agreement of Frank Russell Investment Company ("FRIC"), dated August 2, 1988, FRIC advises you that it is creating Class I and Class Y Shares for the Real Estate Securities and Short Term Bond Funds (the "New Classes"). FRIC desires for State Street Bank and Trust Company to compute the performance results of the New Classes pursuant to the terms and conditions of the Yield Calculation Services Agreement. The fees to be charged by you in return for your services are set forth in the Yield Calculation Services Agreement.

Please indicate your acceptance to amend the Yield Calculation Services Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By:___________________________________

      Lynn L. Anderson
      President

Accepted this ___ day of __________, _____.


STATE STREET BANK AND TRUST COMPANY


By:______________________________________
Its:_____________________________________